SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A*
                                 (Rule 13d-102)

                                 Amendment No. 1

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                           The Advisory Board Company
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    00762W107
                                 (CUSIP Number)

                                December 31, 2003
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed: [ ] Rule 13d-1(b) [X] Rule 13d-1(c) [ ] Rule 13d-1(d)





                              (Page 1 of 21 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 00762W107                13G/A                  Page 2 of 21 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Brahman Partners II, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                               Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                        -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                        140,700
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                        -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                        140,700
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                        140,700
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                        0.9%
----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                         PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00762W107                13G/A                  Page 3 of 21 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Brahman Partners III, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                    -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                    96,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                    -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                    96,000
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                    96,000
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                    0.6%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                    PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00762W107                13G/A                  Page 4 of 21 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                         Brahman Institutional Partners, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                               Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                     -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                     133,800
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                     -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                     133,800
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                     133,800
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                      0.9%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                      PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00762W107                13G/A                  Page 5 of 21 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                         BY Partners, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      296,900
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      296,900
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      296,900
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                      1.9%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                        PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00762W107                13G/A                  Page 6 of 21 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Brahman C.P.F. Partners, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                             Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      86,900
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      86,900
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      86,900
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                      0.6%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                      PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00762W107                13G/A                  Page 7 of 21 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Brahman Management, L.L.C.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                             Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         ______________________________________________________________
BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      754,300
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      754,300
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      754,300
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                      4.8%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                      OO;IA
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00762W107                13G/A                  Page 8 of 21 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Brahman Capital Corp.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                             Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         _____________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      643,100
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      643,100
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      643,100
----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                      4.1%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                     CO;IA
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00762W107                13G/A                  Page 9 of 21 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE SPERSONS (ENTITIES ONLY)
                                                   Peter A. Hochfelder
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      1,100,500
OWNED BY       ______________________________________________________________
EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      1,100,500
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      1,100,500
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                      7.0%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                      IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00762W107                13G/A                 Page 10 of 21 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                  Robert J. Sobel
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                             United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      1,100,500
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      1,100,500
----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      1,100,500
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                      7.0 %
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                        IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00762W107                13G/A                 Page 11 of 21 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                  Mitchell A. Kuflik
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                             United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      1,100,500
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      1,100,500
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      1,100,500
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                      7.0%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                       IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00762W107                13G/A                    Page 12 of 21 Pages

     The Schedule 13G initially filed on November 21, 2003 is hereby amended and restated by this Amendment No. 1 to the Schedule 13G/A.

Item 1(a).      Name of Issuer:

     The name of the issuer is The Advisory Board Company(the "Company").

Item 1(b).      Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 600 New Hampshire Avenue, NW, Washington, D.C. 20037.

Item 2(a).      Name of Person Filing:

     This statement is filed by:

               (i) Brahman Partners II, L.P., a Delaware limited partnership ("Brahman II"), with respect to the shares of Common Stock (defined in Item 2(d) below) owned by it;
               (ii) Brahman Partners III, L.P., a Delaware limited partnership
                    ("Brahman III"), with respect to the shares of Common Stock owned by it;
               (iii) Brahman Institutional Partners, L.P., a Delaware limited partnership ("Brahman Institutional"), with respect to the shares of Common Stock owned by it;
               (iv) BY Partners, L.P.,a Delaware limited partnership ("BY
                    Partners"), with respect to the shares of Common Stock owned by it;
               (v) Brahman C.P.F. Partners, L.P., a Delaware limited partnership ("Brahman C.P.F."), with respect to the shares of Common Stock owned by it;
               (vi) Brahman Management, L.L.C., a Delaware limited liability company ("Brahman Management")and the sole general partner of Brahman II, Brahman III, Brahman Institutional, Brahman C.P.F., and BY Partners, with respect to the shares of Common Stock owned by each of Brahman II, Brahman III, Brahman Institutional, Brahman C.P.F. and BY Partners;
              (vii) Brahman Capital Corp., a Delaware corporation ("Brahman
                    Capital"), with respect to the shares of Common Stock owned by each of: (A) BY Partners; (B) an advisory client, Brahman Partners II Offshore, Ltd. ("Brahman Offshore"), a Cayman Islands exempted company; and (C) a separately managed account (the "Managed Account"); and
             (viii) Peter A. Hochfelder, Robert J. Sobel and Mitchell A.
                    Kuflik, each a citizen of the United States and together the executive officers and directors of Brahman Capital and the sole members of Brahman Management, with respect to the shares of Common Stock subject to the control of Brahman Capital and Brahman Management.

CUSIP No. 00762W107                13G/A                   Page 13 of 21 Pages

               The foregoing persons (other than Brahman Offshore and the Managed Account) are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).      Address of Principal Business Office or, if None, Residence:

     The address of the principal business and principal office of the Reporting Persons is 350 Madison Avenue, 22nd Floor, New York, New York 10017.

Item 2(c).      Citizenship:

     Each of Brahman II, Brahman III, Brahman Institutional, BY Partners and Brahman C.P.F. is a Delaware limited partnership. Brahman Management is a Delaware limited liability company. Brahman Capital is a Delaware corporation. Each of Peter A. Hochfelder, Robert J. Sobel and Mitchell A. Kuflik is a United States citizen.

Item 2(d).      Title of Class of Securities:

     Common Stock, $0.01 par value (the "Common Stock").

Item 2(e).      CUSIP Number:

                00762W107

Item 3.   If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a)       [ ] Broker or dealer registered under Section 15 of the Act,

          (b)       [ ] Bank as defined in Section 3(a)(6) of the Act,

          (c)       [ ] Insurance Company as defined in Section 3(a)(19) of the
                    Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e)       [ ] Investment Adviser in accordance with Rule 13d-1
                    (b)(1)(ii)(E),

CUSIP No. 00762W107                13G/A                   Page 14 of 21 Pages

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j)       [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to 13d-1(c), check this box: [x]

Item 4.       Ownership.

      A.   Brahman Partners II, L.P.
             (a)  Amount beneficially owned: 140,700
             (b) Percent of class: 0.9%. The percentages used herein and in the rest of Item 4 are calculated based upon the shares of 15,775,565 Common Stock issued and outstanding as of December 29, 2003 as reflected in the Company's Def 14A filed on January 13, 2004.
             (c)  (i) Sole power to vote or direct the vote: -0-
                 (ii) Shared power to vote or direct the vote: 140,700
                (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition: 140,700

      B.    Brahman Partners III, L.P.
             (a)  Amount beneficially owned: 96,000
             (b)  Percent of class: 0.6%
             (c)  (i) Sole power to vote or direct the vote: -0-
                 (ii) Shared power to vote or direct the vote: 96,000
                (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition:  96,000

      C.    Brahman Institutional Partners, L.P.
             (a)  Amount beneficially owned: 133,800
             (b)  Percent of class: 0.9%
             (c) (i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 133,800
               (iii) Sole power to dispose or direct the disposition:  -0-
                (iv) Shared power to dispose or direct the disposition:  133,800

      D.    BY Partners, L.P.
             (a)  Amount beneficially owned: 296,900
             (b)  Percent of class: 1.9%
             (c) (i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 296,900
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition:  296,900

CUSIP No. 00762W107                13G/A                   Page 15 of 21 Pages

      E.    Brahman C.P.F Partners, L.P.
            (a)  Amount beneficially owned: 86,900
            (b)  Percent of class: 0.6%
            (c) (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 86,900
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 86,900

      F.    Brahman Management, L.L.C.
            (a)  Amount beneficially owned: 754,300
            (b)  Percent of class: 4.8%
            (c) (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 754,300
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 754,300

       G.   Brahman Capital Corp.
            (a)  Amount beneficially owned: 643,100
            (b)  Percent of class: 4.1%
            (c) (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 643,100
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 643,100

       H.   Peter A. Hochfelder
            (a)  Amount beneficially owned: 1,100,500
            (b)  Percent of class: 7.0%
            (c) (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 1,100,500
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 1,100,500

       I.   Robert J. Sobel
            (a)  Amount beneficially owned: 1,100,500
            (b)  Percent of class: 7.0%
            (c) (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 1,100,500
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 1,100,500

       J.   Mitchell A. Kuflik
            (a)  Amount beneficially owned: 1,100,500
            (b)  Percent of class: 7.0%
            (c) (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 1,100,500
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 1,100,500

Item 5.       Ownership of Five Percent or Less of a Class.

     Not applicable.

CUSIP No. 00762W107                13G/A                   Page 16 of 21 Pages

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

     Brahman II, Brahman III, BY Partners, Brahman Institutional and Brahman C.P.F. are each private investment partnerships, of which the sole general partner is Brahman Management. As the sole general partner of Brahman II, Brahman III, BY Partners, Brahman Institutional and Brahman C.P.F., Brahman Management has the power to vote and dispose of the shares of Common Stock owned by each of Brahman II, Brahman III, BY Partners, Brahman Institutional and Brahman C.P.F., and, accordingly, may be deemed the direct "beneficial owner" of such Common Stock.

     Peter Hochfelder, Mitchell Kuflik and Robert Sobel are the managing members of Brahman Management (the "Managing Members"). As the Managing Members of Brahman Management, they have the ability to control the decisions of such entity. Therefore, the Managing Members may be deemed the indirect "beneficial owners" of the Common Stock owned by each of Brahman II, Brahman III, BY Partners, Brahman Institutional and Brahman C.P.F.

     Pursuant to an investment advisory contract (and, in the case of BY Partners, pursuant to an arrangement between Brahman Management and Brahman Capital), Brahman Capital currently has the power to vote and dispose of the shares of Common Stock held for the account of each of Brahman Offshore, the Managed Account and BY Partners and, accordingly, may be deemed the direct "beneficial owner" of such Common Stock.

     Peter Hochfelder, Robert Sobel and Mitchell Kuflik are the executive officers and directors of Brahman Capital. As executive officers and directors of Brahman Capital, they have the ability to control the decisions of such entity; and thus, may be deemed the indirect "beneficial owners" of Common Stock held for the account of each of Brahman Offshore, the Managed Account and BY Partners.

     Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

     Item 8.    Identification and Classification of Members of the Group.

     Not applicable.

     Item 9.    Notice of Dissolution of Group.

     Not applicable.

CUSIP No. 00762W107                13G/A                    Page 17 of 21 Pages

Item 10.      Certification.

     Each of the Reporting Persons and Brahman Offshore hereby make the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 00762W107                13G/A                    Page 18 of 21 Pages

SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 17, 2004

                                    BRAHMAN PARTNERS II, L.P.
                                    By:  BRAHMAN MANAGEMENT, L.L.C.

                                    By:  /s/ Peter A. Hochfelder
                                         --------------------------------------
                                         Peter A. Hochfelder
                                         Managing Member


                                    BRAHMAN PARTNERS III, L.P.
                                    By:  BRAHMAN MANAGEMENT, L.L.C.

                                   By:  /s/ Peter A. Hochfelder
                                        ---------------------------------------
                                        Peter A. Hochfelder
                                        Managing Member


                                    BRAHMAN INSTITUTIONAL PARTNERS, L.P.
                                    By:  BRAHMAN MANAGEMENT, L.L.C.

                                    By:  /s/ Peter A. Hochfelder
                                         --------------------------------------
                                         Peter A. Hochfelder
                                         Managing Member

                                    BY PARTNERS, L.P.
                                    By:  BRAHMAN MANAGEMENT, L.L.C.

                                    By:  /s/ Peter A. Hochfelder
                                         --------------------------------------
                                         Peter A. Hochfelder
                                         Managing Member


                                    BRAHMAN C.P.F. PARTNERS, L.P.
                                    By:  BRAHMAN MANAGEMENT, L.L.C.

                                    By:  /s/ Peter A. Hochfelder
                                         --------------------------------------
                                         Peter A. Hochfelder
                                         Managing Member


                                    BRAHMAN MANAGEMENT, L.L.C.

                                    By:  /s/ Peter A. Hochfelder
                                         --------------------------------------
                                         Peter A. Hochfelder
                                         Managing Member

CUSIP No. 00762W107                13G/A                   Page 19 of 21 Pages

                                    BRAHMAN CAPITAL CORP.

                                    By:  /s/ Peter A. Hochfelder
                                         --------------------------------------
                                         Peter A. Hochfelder
                                         Managing Member

                                    Peter A. Hochfelder, individually

                                    By:  /s/ Peter A. Hochfelder
                                         --------------------------------------
                                         Peter A. Hochfelder

                                    Robert J. Sobel, individually

                                    By:  /s/ Robert J. Sobel
                                         --------------------------------------
                                         Robert J. Sobel

                                    Mitchell A. Kuflik, individually

                                    By:  /s/ Mitchell A. Kuflik
                                         --------------------------------------
                                         Mitchell A. Kuflik

CUSIP No. 00762W107                13G/A                   Page 20 of 21 Pages

                                                                       EXHIBIT 1


               JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

     The undersigned acknowledges and agrees that the foregoing statement on
Schedule 13G/A is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledges that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated as of February 17, 2004

                                    BRAHMAN PARTNERS II, L.P.
                                    By:  BRAHMAN MANAGEMENT, L.L.C.

                                    By:  /s/ Peter A. Hochfelder
                                         --------------------------------------
                                         Peter A. Hochfelder
                                         Managing Member


                                    BRAHMAN PARTNERS III, L.P.
                                    By:  BRAHMAN MANAGEMENT, L.L.C.

                                    By:  /s/ Peter A. Hochfelder
                                         --------------------------------------
                                         Peter A. Hochfelder
                                         Managing Member


                                    BRAHMAN INSTITUTIONAL PARTNERS, L.P.
                                    By:  BRAHMAN MANAGEMENT, L.L.C.

                                    By:  /s/ Peter A. Hochfelder
                                         --------------------------------------
                                         Peter A. Hochfelder
                                         Managing Member


                                    BY PARTNERS, L.P.
                                    By:  BRAHMAN MANAGEMENT, L.L.C.

                                    By:  /s/ Peter A. Hochfelder
                                         --------------------------------------
                                         Peter A. Hochfelder
                                         Managing Member

CUSIP No. 00762W107                13G/A                    Page 21 of 21 Pages

                                    BRAHMAN C.P.F. PARTNERS, L.P.
                                    By:  BRAHMAN MANAGEMENT, L.L.C.

                                    By:  /s/ Peter A. Hochfelder
                                         --------------------------------------
                                         Peter A. Hochfelder
                                         Managing Member


                                    BRAHMAN MANAGEMENT, L.L.C.

                                    By:  /s/ Peter A. Hochfelder
                                         --------------------------------------
                                         Peter A. Hochfelder
                                         Managing Member


                                    BRAHMAN CAPITAL CORP.

                                    By:  /s/ Peter A. Hochfelder
                                         --------------------------------------
                                         Peter A. Hochfelder
                                         Managing Member


                                    Peter A. Hochfelder, individually

                                    By:  /s/ Peter A. Hochfelder
                                         --------------------------------------
                                         Peter A. Hochfelder


                                    Robert J. Sobel, individually

                                    By:  /s/ Robert J. Sobel
                                         --------------------------------------
                                         Robert J. Sobel


                                    Mitchell A. Kuflik, individually

                                    By:  /s/ Mitchell A. Kuflik
                                         --------------------------------------
                                         Mitchell A. Kuflik